UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GARUDA CAPITAL CORP.
(Exact name of Registrant as specified in its charter)

NEVADA	980209053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

502-1978 Vine Street, Vancouver, BC, V6K 4S1
(Address of Principal Executive Offices and Zip Code)

2005 Incentive Stock Option Plan
and
2006 Non-Qualified Stock Compensation Plan
(Full title of the plan)

Robin Relph, 502 – 1978 Vine Street, Vancouver, BC V6K 4S1
(Name and address of agent for service)

604.737.0203
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Penny O. Green
Bacchus Law Group
1511 West 40th Avenue
Vancouver, British Columbia, Canada, V6M 1V7
Telephone: 604.732.4804

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT OF SHARES TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
$.001 par value common stock	13,000,000	$0.10(1)	$1,300,000	$139.10
TOTALS	13,000,000		$1,300,000	$139.10

(1)

This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the bid and asked price per share of the common stock as reported on the National Association of Securities Dealers Inc.’s Over the Counter Bulletin Board (the “OTC Bulletin Board”) on February 3, 2006, a date within five business days prior to the filing of this registration statement.

EXPLANATORY NOTE

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the United States Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement of the Registrant, Garuda Capital Corp. (the “Registrant”, “Garuda”) on Form S-8 for offers of Common Stock pursuant to Garuda’s 2005 Incentive Stock Option Plan and 2006 Non-Qualified Stock Compensation Plan (together, the “Stock Plans”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the SEC by Garuda are incorporated herein by reference:

1.

Garuda's latest Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005, filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2.

The description of Garuda’s common stock set forth in our Registration Statement on Form 10-SB, filed with the SEC on June 29, 2000, including all amendments and reports for the purpose of updating such description;

3.	Garuda’s reports on Form 10-QSB for the fiscal quarter September 30, 2005;

4.

All reports of Garuda filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in subparagraph (a) above; and

5.

All documents filed by Garuda pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.                INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the issuance of the shares registered under this Registration Statement has been passed upon for Garuda by Penny Green, Attorney. Penny Green does not own any shares of common stock in Garuda. Penny Green will be eligible to receive stock awards under the Stock Plans.

ITEM 6.                INDEMNIFICATION OF DIRECTORS & OFFICERS.

Section 78.7502 of Nevada Revised Statutes provides as follows with respect to indemnification of directors and officers:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

When indemnification is discretionary, Section 78.751 of Nevada Revised Statutes provides as follows with respect to the authorization required to carry out the indemnification:

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.      The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Garuda’s Bylaws also provide that:

1.      No director or officer of Garuda shall be liable for the acts or omissions of other directors or officers, or for any loss sustained by Garuda, unless it is the result of his or her own willful misconduct, willful neglect, or negligence;

2.      Garuda must indemnify any director or officer of Garuda to the full extent permitted by applicable law as then in effect, against liability arising out of a proceeding to which the individual was made a party because he or she is or was a director or officer of Garuda;

3.      Garuda will advance expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding, as provided by Garuda’s Bylaws; and

4.      Garuda may purchase and maintain insurance for its officers and directors.

Garuda has not currently made any arrangements regarding insurance but may do so in the future.

As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted for directors and officers and controlling persons, Garuda has been advised that in the opinion of the SEC such exculpation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.                EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.                EXHIBITS.

The following exhibits are filed as part of this Registration Statement and are specifically incorporated herein by this reference:

Exhibit No	Title
5.1	Legal Opinion and Consent of Penny Green, Attorney
10.1	2005 Incentive Stock Option Plan
10.2	2006 Non-Qualified Stock Compensation Plan
23.1	Consent of Independent Registered Public Accounting Firm (Ernst & Young, LLP, Chartered Accountants)

ITEM 9.                UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)

include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) of the Securities Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, Garuda certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Vancouver, Province of British Columbia, on February 7, 2006.

GARUDA CAPITAL CORP.
(Registrant)

By: /s/ C. Robin Relph
C. Robin Relph, President, Chief Executive
Officer, Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints C. Robin Relph his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Exchange Act, this Registration Statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

	Director, President,	February 7, 2006
/s/ C. Robin Relph	Chief Executive Officer,
C. Robin Relph	Chief Financial Officer

/s/ Jurgen Wolf	Director	February 7, 2006
Jurgen Wolf

INDEX TO EXHIBITS

Exhibit No	Title
5.1	Legal Opinion and Consent of Penny Green, Attorney
10.1	2005 Incentive Stock Option Plan
10.2	2006 Non-Qualified Stock Compensation Plan
23.1	Consent of Independent Registered Public Accounting Firm (Ernst & Young, LLP, Chartered Accountants)